UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2011

APTALIS PHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	333-153896	74-3249870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 Inverness Center Parkway

Suite 310

Birmingham, AL 35242

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (205) 991-8085

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Aptalis Pharma US, Inc. (“Aptalis”), a wholly owned subsidiary of Aptalis Pharma Inc., has entered into a series of agreements with Strakan International S.À R.L. (“Strakan”) for the right to commercialize and market Rectiv™ (nitroglycerin) Ointment 0.4%, the first and only treatment approved by the U.S. Food and Drug Administration for moderate to severe pain associated with chronic anal fissures. The key agreements entered into by the parties on December 28, 2011 include the Commercialization and License Agreement and the Supply Agreement, a summary of the terms of which appear below.

Under the terms of the Commercialization and License Agreement (the “License Agreement”) dated December 28, 2011 among Strakan, ProStrakan Inc. and Aptalis, Strakan grants to Aptalis an exclusive, royalty-bearing license to market, promote and sell Rectiv in the United States of America. Such license is made with respect to Strakan’s know-how and under Strakan’s patents. In consideration for such license, Strakan will receive an upfront license fee of $20,000,000, payment upon the achievement of certain commercialization and sales milestones and royalties on sales. The term of the License Agreement will continue in effect for as long as Aptalis continues to sell Rectiv, unless sooner terminated in accordance with the terms of the License Agreement.

In accordance with the License Agreement, the parties have entered into a Supply Agreement (the “Supply Agreement”) dated December 28, 2011 among Strakan and Aptalis. Under the terms of the Supply Agreement, Strakan will supply all of Aptalis’ requirements of Rectiv in order to commercialize Rectiv in the United States, unless Aptalis determines to use a different supplier. The Supply Agreement expires upon the expiration or termination of the License Agreement, unless sooner terminated in accordance with the terms of the Supply Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APTALIS PHARMA INC.

Date: January 4, 2012	By:	/s/ Steve Gannon
Name: Steve Gannon
Title: Senior Vice President, Finance, Chief Financial Officer and Treasurer